As filed with the Securities and Exchange Commission on September 14, 2022
 Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Corebridge Financial, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	95-4715639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2919 Allen Parkway, Woodson Tower	77019
Houston, Texas	(Zip Code)
(Addresses of Principal Executive Offices)

Corebridge Financial, Inc. 2022 Omnibus Incentive Plan
(Full title of the plan)

Christine Nixon, Esq.
General Counsel
Corebridge Financial, Inc.
21650 Oxnard Street, Suite 750
Woodland Hills, California 91367
 (Name and address of agent for service)

1-877-375-2422
(telephone number, including area code, of agent for service)

With copies to:

Eric T. Juergens, Esq.
Paul M. Rodel, Esq.
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus relating to the Corebridge Financial, Inc. 2022 Omnibus Incentive Plan is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Certain Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows Corebridge Financial, Inc. (“us”, “we” or the “Company”) to “incorporate by reference” into this Registration Statement information we file with the Commission in other documents.  This means that we can disclose important information to you by referring to another document we filed with the Commission.

We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(1)
The Company’s prospectus, dated September 12, 2022, relating to the Company’s registration statement on Form S-1 (Registration No. 333-263898), as amended (the “Form S-1”), in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act.

(2)
The description of the Company’s common stock, $0.01 par value per share, contained in the Company’s registration statement on Form 8-A (File No. 001-41504) filed with the Commission on September 13, 2022.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors and officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. This provision, however, may not eliminate or limit a director’s or officer’s liability (1) for breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) for directors, under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, (4) for any transaction from which the director derived an improper personal benefit or (5) for officers, in any action by or in the right of the corporation.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our amended and restated certificate of incorporation contains provisions eliminating the personal liability of our directors and officers for monetary damages to the extent permitted under the DGCL. Under the DGCL, the personal liability of a director or officer for monetary damages resulting from a breach of fiduciary duty may be eliminated except in circumstances involving:

•	a breach of the duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	a director under Section 174 of the DGCL (unlawful dividends);

•	any transaction from which the director or officer derives an improper personal benefit; or

•	an officer in any action by or in the right of the corporation.

Our amended and restated certificate of incorporation and our second amended and restated by-laws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our amended and restated certificate of incorporation and our second amended and restated by-laws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The form of underwriting agreement filed as Exhibit 1.1 to the Form S-1 provides for indemnification by the underwriters of the Company and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that these liabilities are caused by information relating to the underwriters that was furnished to us by the underwriters in writing expressly for use in the Form S-1 and certain other disclosure documents.

Separation Agreement

The separation agreement entered into between us and American International Group, Inc. (“AIG”) provides that, until at least the day after the last date on which any director, officer, employee or certain designees of AIG (each, an “AIG Individual”) is a director or officer of us, we must indemnify (including advancement of expenses) each such director and officer to the greatest extent permitted under Section 145 of the DGCL and other applicable laws. Such indemnification must continue as to any AIG Individual who becomes entitled to indemnification notwithstanding any subsequent change in our indemnification policies or, with respect to liabilities existing or arising from events that have occurred on or prior to such date, that such AIG Individual ceases to be a director or officer of us.

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance which insures against certain liabilities that our directors and officers and the directors and officers of our subsidiaries may, in such capacities, incur.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1*	Amended and Restated Certificate of Incorporation of Corebridge Financial, Inc.
4.2*	Second Amended and Restated By-laws of Corebridge Financial, Inc.
5.1*	Opinion of Debevoise & Plimpton LLP.
10.1*	Corebridge Financial, Inc. 2022 Omnibus Incentive Plan.
23.1*	Consent of Debevoise & Plimpton LLP (included as part of Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP.
24*	Powers of Attorney (contained on the signature page of this Registration Statement).
107*	Filing fee table.

*	Filed herewith.

Item 9.	Undertakings.

We hereby undertake:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Filing Fee Table included as Exhibit 107 to this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The Company hereby undertakes, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on September 14, 2022.

COREBRIDGE FINANCIAL, INC.

By:	/s/ Kevin Hogan
	Name:	Kevin Hogan
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Julie Cotton-Hearne, Marjorie Washington, Virginia Puzon, Christina Banthin and Rosemary Foster, and each of them severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign this Registration Statement and any and all amendments to that registration statement (including post-effective amendments thereto) and to file the same, with the exhibits thereto, and other documents in connection herewith, with the Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, or any of them, or his or her substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on September 14, 2022, by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Kevin Hogan	Chief Executive Officer, President and Director (Principal Executive Officer)	September 14, 2022
Kevin Hogan

/s/ Elias Habayeb	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	September 14, 2022
Elias Habayeb

/s/ Christopher Filiaggi	Controller (Principal Accounting Officer)	September 14, 2022
Christopher Filiaggi

/s/ Peter Zaffino	Director	September 14, 2022
Peter Zaffino

/s/ Adam Burk	Director	September 14, 2022
Adam Burk

/s/ Alan Colberg	Director	September 14, 2022
Alan Colberg

/s/ Lucy Fato	Director	September 14, 2022
Lucy Fato

/s/ Shane Fitzsimons	Director	September 14, 2022
Shane Fitzsimons

/s/ Jonathan Gray	Director	September 14, 2022
Jonathan Gray

/s/ Marilyn Hirsch	Director	September 14, 2022
Marilyn Hirsch

/s/ Christopher Lynch	Director	September 14, 2022
Christopher Lynch

/s/ Mark Lyons	Director	September 14, 2022
Mark Lyons

/s/ Elaine Rocha	Director	September 14, 2022
Elaine Rocha

/s/ Amy Schioldager	Director	September 14, 2022
Amy Schioldager

/s/ Patricia Walsh	Director	September 14, 2022
Patricia Walsh